July 1, 2022

Martina McIsaac

Dear Martina:

On behalf of our CEO, it is my pleasure to extend an  offer of employment to you for the position of EVP, Chief Operating Officer with MSC Industrial Supply Co, reporting directly to Erik Gershwind.  Your anticipated start date is October 1, 2022.  This position will be based in Davidson, NC although we currently work in a hybrid model.

The salary grade for this position is V27.    As an exempt associate, your annualized base salary in this position will be $550,000.  This will be earned and paid every other Thursday on a bi-weekly basis. In addition, you will receive a signing bonus of $200,000 immediately following your start date.  Should you leave MSC prior to one year of employment, voluntarily or involuntarily, you will be required to repay the signing bonus.

In addition, this position is eligible to participate in the annual bonus program at a target of seventy percent (70%) of your annual base salary.  You will be eligible as of fiscal year 2023 with anticipated payment in November 2023.

You will also be eligible for an annual equity target of $750,000.  The equity is currently granted as 50% Performance Stock Units (PSUs) with a three (3) year cliff vesting schedule, and 50%  Restricted Stock Units (RSUs) that will vest 25% per year over four (4) years.  Because your start date will occur after the close of our fiscal 2022 year, the November 2022 grant will require Compensation Committee approval.

Additionally, you will receive a sign-on equity grant of Restricted Stock Units valued at $350,000 that will vest 25% per year for four (4) years.  It will be granted as soon as possible after your start date pending Compensation Committee approval.

The bonus and equity grant are not guaranteed but based upon company and individual performance, as well as Board approval.  Please note that bonus and equity targets may vary each year.

Of course, we expect this to be a long and fruitful partnership, but if for reasons other than performance, you and the company find ourselves in mutual agreement that this is not the right fit, we will provide you with a transition package.  This package will be available no earlier than 12 months into the role and will not remain available after 24 months in role.  After good faith effort on both sides, you would separate with equivalent provisions to our executive severance plan.  The company will also provide a change of control agreement in the event the company were to be purchased.

This position carries unlimited vacation, scheduled with the approval of management.  The company currently recognizes seven paid holidays per year:  New Year’s Day, Memorial Day, July 4th,  Labor Day, Thanksgiving (2), and Christmas Day.

MSC will provide you with a leased, four-door car at an executive level. MSC will pay for the insurance, maintenance and gas for the vehicle.  Please note, we will conduct a review of your driving record annually through the Department of Motor Vehicles. If you would prefer to participate in our auto allowance program, instead of accepting a vehicle, you will receive a monthly auto allowance in the amount of $1,321.00 per month.  Please be advised that this benefit is considered income and may have tax implications.  You should consult a tax expert for advice on this issue.

You will be eligible to participate in the MSC Benefits Program in accordance with the terms and conditions of those plans.  Our standard benefit package includes major medical/dental/vision insurance and 401(k) savings plan.  Based upon an October 1 start date, you will be eligible to enroll on the first day of the month following 30 days of service, November 1, 2022.  A change to your start date may impact your benefits eligibility date.

You will be eligible for relocation assistance with your move from Fairview, TX to Davidson, NC.  We anticipate the move initiating no later than August 2023.  The executive level package fully covers movement of household goods, up to 90 days of household goods storage, up to 90 days of short-term housing, and reimbursement of home sale closing costs not to exceed 8% of the home sale price.  Additional expenses incurred such as travel, auto shipment, and home purchase closing costs will be covered up to $25,000 under the management of the relocation provider.  Finally, you will receive a miscellaneous expense allowance of $5,000 cash which will be provided at the time relocation is initiated.

For your review, I’ve included with this letter MSC’s “Associate Confidentiality, Non-Solicitation and Non-Competition Agreement,” execution of which is a condition of your employment.  Neither this condition, nor this offer letter should be construed as a contract of employment.  This does not need to be signed prior to your start date.

Upon your start date, you will receive an email with a link to complete all on-boarding documents.  Your employment is contingent upon you providing appropriate documentation as required by Federal law to prove your identity and eligibility to work in the United States.  Please provide the appropriate document(s) on your first day of employment.

So that we may proceed with the hiring process, please confirm your acceptance of the offer by signing below and returning this letter to me.

Martina,  we are so excited to have you join us.  MSC continues to transform, and your leadership will be game-changing for our team.  We look forward to a partnership that provides significant growth for both you and the company as we define our future.

If I can answer any questions or provide any information to help you in your onboarding process, please let me know.  Feel free to call me at 704-763-3793 if you have any questions.

Sincerely,

Beth Bledsoe

Beth P. Bledsoe

SVP, Chief People Officer

I accept the offer of COO as presented in this document:

/s/ Martina McIsaac                                                               7/12/2022

Martina L. McIsaacDate